As filed with the U.S. Securities and Exchange Commission on September 18, 2025.

Registration No. 333-288756

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 3

TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

Acco Group Holdings Limited
(Exact name of registrant as specified in its charter)

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Cayman Islands	8742	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 2406, 24/F
Low Block, Grand Millennium Plaza
181 Queen’s Road Central, Hong Kong
Tel: +852 3521 2888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________________________________

c/o Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1-212-947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yuning “Grace” Bai, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 +1 212-588-0022	Arila E. Zhou, Esq. Anna J. Wang, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th Floor New York, NY 10017 +1 212-451-2942

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Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-288756) of Acco Group Holdings Limited is being filed for the purpose of filing Exhibit 23.1. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under Cayman Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Our Amended and Restated Memorandum and Articles of Association provide that, to the extent permitted by Cayman Islands law or any other applicable laws, we shall indemnify each existing or former director (including alternate director), secretary and other officer of our Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our Company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning our Company or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of our Company in respect of any matter identified above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or that officer for those legal costs.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as will be provided in our Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Item 7. Recent Sales of Unregistered Securities

Set forth below is information regarding ordinary shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

On May 31, 2024, we formed Acco Group Holdings Limited. On the date of its incorporation, 1 ordinary share was issued to Quality Corporate Services Limited. On the same date, the 1 ordinary share was transferred from Quality Corporate Services Ltd. to Star Blessings Limited.

On June 28, 2024, Acco Group Holdings Limited further issued 924, 50 and 25 ordinary shares, at the respective consideration of US$924, US$50, and US$25, to Star Blessings Limited, Mr. Cheung Po, LUI and Mr. Po, TSUI, respectively.

On August 8, 2024, Acco Group Holdings Limited effectuated a share split of its issued and outstanding shares at a ratio of 100,000 for one (1), (the “Share Split”). Subsequent to the Share Split, the authorized share capital of the Company became US$50,000 divided into 5,000,000,000 ordinary shares with a par value of US$0.00001 each, and the Company had 100,000,000 ordinary shares issued and outstanding, of which 92,500,000, 5,000,000 and 2,500,000 ordinary shares were held by Star Blessings Limited, Mr. Cheung Po, LUI and Mr. Po, TSUI, respectively.

On August 16, 2024, Star Blessings Limited entered into Sale and Purchase Agreements with Forever Peak Holdings Limited and River Wise Holdings Limited, respectively. Pursuant to the Sale and Purchase Agreements, Star Blessings Limited is to sell, and Forever Peak Holdings Limited and River Wise Holdings Limited are to acquire, 4.9% and 4.5% equity interests in Acco Group Holdings Limited held by Star Blessings Limited, at the consideration of US$108,974 and US$100,000, respectively. On the same date, Star Blessings Limited executed the instrument of transfers whereby Star Blessings Limited transferred 4,900,000 and 4,500,000 ordinary shares, out of its 9,250,000 ordinary shares of the Company, to Forever Peak Holdings Limited and River Wise Holdings Limited, respectively.

On July 11,2025, the Company’s shareholders approved a one (1) for eight (8) reverse share split of its issued and unissued shares (the “Reverse Share Split”). Following the Reverse Share Split, our then existing 5,000,000,000 ordinary shares issued and unissued with a par value of US$0.00001 each were divided into a total of 625,000,000 Ordinary Shares issued and unissued with a par value of US$0.00008 each. The then existing 100,000,000 ordinary shares issued and outstanding were divided into 12,500,000 Ordinary Shares issued and outstanding, of which 10,387,500, 625,000, 612,500, 562,500 and 312,500 Ordinary Shares are held by Star Blessings Limited, Mr. Cheung Po LUI, Forever Peak Holdings Limited, River Wise Holdings Limited and Mr. Po TSUI, respectively. On July 11, 2025, the Company adopted the second amended and restated memorandum and articles of association.

From a Cayman Islands legal perspective, the Share Split and Reverse Share Split do not have any retroactive effect on our shares prior to the effective date. References to our Ordinary Shares in this prospectus are presented on a post share split basis, or as having been retroactively adjusted and restated to give effect to the share splits, as if the share splits had occurred by the relevant earlier date.

As of the date of the prospectus, the Company is owned as to 10,387,500 (83.1%), 625,000 (5%), 612,500 (4.9%), 562,500 (4.5%) and 312,500 (2.5%) Ordinary Shares by Star Blessings Limited, Mr. Cheung Po, LUI, Forever Peak Holdings Limited, River Wise Holdings Limited and Mr. Po, TSUI, respectively.

We believe that the offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8. Exhibits and Financial Statement Schedule

(a)     Exhibits.

Exhibit No.	Description
1.1†	Form of Underwriting Agreement
3.1†	Amended Memorandum and Articles of Association
5.1†	Opinion of Ogier regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters
10.1†	Employment Agreement by and between Mr. Yuen Yuk, HAU and Accolade Consultants Limited
10.2†	Employment Agreement by and between Mr. Yuen Yuk, HAU and the Registrant
10.3†	Employment Agreement by and between Mr. Cheung Po, LUI and the Registrant
10.4†	Lease Agreement for Unit 2406, 24/F, Low Block, Grand Millennium Plaza, 181 Queen’s Road Central, Hong Kong
10.5†	Lease Agreement for 10 Anson Road #35-03A International Plaza Singapore 079903, Singapore
10.6†	Form of the Independent Non-Executive Director Offer Letter
14.1†	Code of Business Conduct and Ethics of the Registrant
14.2†	Clawback Policy of the Registrant
14.3†	Insider Trading Policy of the Registrant
21.1†	List of Subsidiaries
23.1*	Consent of Onestop Assurance PAC
23.2†	Consent of Ogier, Cayman Islands Counsel to the Registrant (included in Exhibit 5.1)
23.3†	Consent of ONC Lawyers, Hong Kong Counsel to the Registrant (included in Exhibit 99.7)
23.4†	Consent of Drew & Napier LLC, Singapore Counsel to the Registrant (included in Exhibit 99.8)

Exhibit No.	Description
23.5†	Consent of China Commercial Law Firm, PRC Legal Counsel to the Registrant (included in Exhibit 99.9)
99.1†	Audit Committee Charter
99.2†	Compensation Committee Charter
99.3†	Nominating Committee Charter
99.4†	Consent of Mr. Wing Yip, SHUM, Independent Director Nominee
99.5†	Consent of Ms. Hiu Wah, LI, Independent Director Nominee
99.6†	Consent of Mr. Ho Chun, YEUNG, Independent Director Nominee
99.7†	Opinion of ONC Lawyers regarding certain Hong Kong law and tax matters
99.8†	Opinion of Drew & Napier LLC regarding certain Singaporean law and tax regulations
99.9†	Opinion of China Commercial Law Firm, regarding certain PRC legal matters
99.10†	Consent of Marksman Services Group Limited
99.11†	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107†	Filing Fee Table

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*        Filed herein

**      To be filed via amendment

†        Previously filed

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated firm commitment offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)     If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(6)    To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on September 18, 2025.

ACCO GROUP HOLDINGS LIMITED
By:	/s/ Cheung Po, LUI
Cheung Po, LUI
Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Cheung Po, LUI and Mr. Yuen Yuk, HAU, each acting singly as an attorney-in-fact with full power of substitution, for him in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Yuen Yuk, HAU	Chief Financial Officer,	September 18, 2025
Name: Yuen Yuk, HAU	Chairman of the Board and Director
(Principal Financial and Accounting Officer)
/s/ Cheung Po, LUI	Chief Executive Officer and Director	September 18, 2025
Name: Cheung Po, LUI	(Principal Executive Officer)

SIGNATURE OF AUTHORIZED AGENT IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized agent in the United States of America, has signed this registration statement thereto in New York, NY on September 18, 2025.

Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.